REPORT OF SHAREHOLDER MEETING Unaudited
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On August 17, 2005, a shareholder meeting of the Oppenheimer Multi-State
Municipal Trust (Oppenheimer New Jersey Municipal Fund, Oppenheimer Pennsylvania Municipal Fund and Oppenheimer Rochester National Municipals) was held at which the eleven Trustees identified below were elected to all three Funds (Proposal No. 1). The meeting on August 17, 2005 was adjourned until September 16, 2005 for Proposal 2. At the meeting on September 16, 2005, the sub-proposals in (Proposal No. 2) were approved as described in the Funds' proxy statement for that meeting. The following is a report of the votes cast:

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PROPOSAL NO. 1
NOMINEE                                  FOR         WITHHELD              TOTAL
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TRUSTEES
Matthew P. Fink              175,667,885.732    2,649,816.086    178,317,701.818
Robert G. Galli              175,575,987.694    2,741,714.124    178,317,701.818
Phillip A. Griffiths         175,696,592.906    2,621,108.912    178,317,701.818
Mary F. Miller               175,661,836.535    2,655,865.283    178,317,701.818
Joel W. Motley               175,728,376.905    2,589,324.913    178,317,701.818
John V. Murphy               175,688,849.988    2,628,851.830    178,317,701.818
Kenneth A. Randall           175,563,282.546    2,754,419.272    178,317,701.818
Russell S. Reynolds, Jr.     175,548,818.946    2,768,882.872    178,317,701.818
Joseph M. Wikler             175,760,575.604    2,557,126.214    178,317,701.818
Peter I. Wold                175,738,187.053    2,579,514.765    178,317,701.818
Clayton K. Yeutter           175,596,113.306    2,721,588.512    178,317,701.818

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PROPOSAL NO. 2                                                     BROKER
          FOR             AGAINST             ABSTAIN           NON-VOTES               TOTAL
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
2L: Proposal to change the policy on Senior Securities
8,446,969.726         356,860.105         246,641.022       3,343,517.000      12,393,987.853

2O: Proposal to eliminate the policy on Investment Percentage Restrictions
8,319,313.287         430,217.976         300,939.590       3,343,517.000      12,393,987.853